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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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BLACKBOARD INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACKBOARD INC.
1899 L Street NW, 11th Floor
Washington, D.C. 20036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2007

The Annual Meeting of Stockholders of Blackboard Inc. will be held at Westin Grand Hotel, 2350 M Street, NW, Washington, District of Columbia 20037, on June 7, 2007 at 11:00 a.m., Eastern time, to consider and act upon the following matters:

1.  To elect three directors to Class III of our Board of Directors, each to serve for a term expiring at our 2010 annual meeting or until his or her successor is duly elected and qualified or until his earlier resignation or removal;

2.  To approve Amendment No. 2 to the Amended and Restated 2004 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan from 4,600,000 to 5,800,000 and make other specified changes.

3.  To ratify the selection of our independent registered public accounting firm; and

4.  To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 16, 2007, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting.

Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see the discussion on page 1 of the enclosed proxy statement. If you have Internet access, we encourage you to record your vote on the Internet.

By Order of the Board of Directors

Matthew H. Small
Chief Legal Officer and Secretary

Washington, D.C.
April 23, 2007

BLACKBOARD INC.
1899 L Street NW, 11th Floor
Washington, D.C. 20036

PROXY STATEMENT

This proxy statement is furnished to stockholders of Blackboard Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at our annual meeting of stockholders to be held at Westin Grand Hotel, 2350 M Street, NW, Washington DC, 20037, at 11:00 a.m., Eastern time, and at any adjournments or postponements of the meeting (the “Annual Meeting”). The 2007 annual report to stockholders, containing our audited consolidated financial statements for the fiscal year ended December 31, 2006, is being mailed together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. Except where the context otherwise requires, references to “Blackboard,” “we,” “us,” “our” and similar terms refer to Blackboard Inc.

Only stockholders of record at the close of business on April 16, 2007 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. This proxy statement and the accompanying notice and form of proxy will be first mailed to stockholders on or about April 27, 2007. As of the Record Date, 28,513,481 shares of our common stock, $0.01 par value per share, were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting.

You may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. If you attend the meeting, you may vote in person even if you have previously returned your proxy card or voted by phone or on the Internet. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Blackboard Inc., 1899 L Street NW, 11th Floor, Washington, D.C. 20036, Attention: Matthew H. Small, Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

In the election of Class III directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. The persons named as attorneys-in-fact in the proxies, Michael J. Beach and Matthew H. Small, were selected by the Board of Directors and are executive officers of Blackboard. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the matters specified in this proxy statement.

Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2007 except where indicated, information regarding beneficial ownership of our common stock (i) by each person known to us who beneficially owned more than 5% of the shares of our common stock outstanding at such date; (ii) by each director; (iii) by each executive officer or former executive officer identified in the Summary Compensation Table; and (iv) by all directors and executive officers as a group.

	Number of Shares	Percentage of
	Beneficially	Shares of
Name and Address of Beneficial Owner(1)	Owned	Common Stock

Waddell & Reed Investment Management Company(2)	3,035,441	10.7%
6300 Lamar Avenue
Overland Park, KS 66202

BlackRock, Inc.(3)	2,242,570	7.9
40 East 52nd Street
New York, NY 10022

ICG Holdings, Inc.(4)	2,187,060	7.7
Pencader Corporate Center
100 Lake Drive, Suite 4
Newark, DE 19702

ClearBridge Advisors, LLC(5)	1,447,805	5.1
399 Park Avenue
New York, NY 10022
Michael L. Chasen(6)	496,874	1.7
Matthew L. Pittinsky(7)	489,449	1.7
Michael J. Beach(8)	17,050	*
Matthew H. Small(9)	40,401	*
David Sample(10)	44,595	*
Peter Repetti(11)	69,032	*
Joseph L. Cowan	—	—
Frank Gatti(12)	5,950	*
Beth Kaplan	—	—
Thomas Kalinske	—	—
Arthur Levine(13)	11,063	*
E. Rogers Novak, Jr.(14)	75,684	*
William Raduchel(15)	8,500	*
All directors and executive officers as a group (15 persons)(16)	1,268,788	4.3

*	Less than one percent.

(1)	The percentages shown are based on 28,491,775 shares of common stock outstanding as of March 31, 2007. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise listed, the address of each stockholder is: c/o Blackboard Inc., 1899 L Street NW, 11th Floor, Washington, D.C. 20036.

(2)	Consists of securities beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company

(“WRFSI”). In turn, WRFSI is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company (“WDR”). The investment advisory contracts grant WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, WRIMCO may be deemed the beneficial owner of these securities. This information is derived solely from a Schedule 13G filed by WRIMCO with the SEC on February 9, 2007.

(3)	Consists of shares held by the following investment management subsidiaries of BlackRock, Inc.: BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock Japan Co. Ltd, and State Street Research & Management Co. This information is derived solely from a Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2007.

(4)	This information is derived solely from a Schedule 13G filed by ICG Holdings, Inc. and Internet Capital Group, Inc. with the SEC on February 14, 2007.

(5)	This information is derived solely from a Schedule 13G filed by ClearBridge Advisors, LLC with the SEC on February 9, 2007.

(6)	Includes 413,061 shares of common stock issuable upon exercise of options on or before May 30, 2007.

(7)	Includes 322,763 shares of common stock issuable upon exercise of options on or before May 30, 2007.

(8)	Consists entirely of shares of common stock issuable upon exercise of options on or before May 30, 2007.

(9)	Consists entirely of shares of common stock issuable upon exercise of options on or before May 30, 2007.

(10)	Consists entirely of shares of common stock issuable upon exercise of options on or before May 30, 2007.

(11)	Consists entirely of shares of common stock issuable upon exercise of options on or before May 30, 2007. This information is derived solely from information known to us as of the date of this filing.

(12)	Includes 3,500 shares of common stock issuable upon exercise of options on or before May 30, 2007.

(13)	Consists entirely of shares of common stock issuable upon exercise of options on or before May 30, 2007.

(14)	Includes 5,950 shares of common stock issuable upon exercise of options on or before May 30, 2007.

(15)	Includes 6,000 shares of common stock issuable upon exercise of options on or before May 30, 2007.

(16)	Includes 943,605 shares of common stock issuable upon exercise of options on or before May 30, 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Our fourth amended and restated certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Matthew L. Pittinsky and Frank R. Gatti for reelection to the Board of Directors as Class III directors and Beth Kaplan for election as a new Class III director, each to hold office until the annual meeting of stockholders to be held in the year 2010 and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Mr. Pittinsky and Mr. Gatti are Class III directors whose terms expire at this Annual Meeting and are each a nominee for re-election as directors. Ms. Kaplan was appointed by the Board as a Class III director in April 2007 and is standing for election as a Class III director. Ms. Kaplan was recommended to us for appointment to the Board by Spencer Stuart, an independent search firm retained by the Nominating and Corporate Governance Committee. Dr. Arthur Levine is also a Class III director and is retiring from the Board following the Annual Meeting. The Board of Directors is also composed of (i) three Class I directors, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2008 and (ii) two Class II directors, whose terms expires upon the election and qualification of directors at the annual meeting of stockholders to be held in the year 2009. Thomas Kalinske and Joseph L. Cowan were appointed by the Board as Class I and Class II directors respectively in April 2007.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends a vote FOR the election
of each of the nominated directors.

The following table lists the nominees to be elected at the Annual Meeting and the continuing and retiring directors. Also listed are the positions currently held by each nominee and continuing director, the committees of the Board on which each nominee or continuing director serves as of the date of this proxy statement, the year each nominee’s or continuing director’s current term will expire and the class of director of each nominee and continuing director.

		Year Current	Class of
Name and Position	Board Committees	Term Will Expire	Director

Nominees:
Matthew L. Pittinsky	—	2007	III
Chairman and director
Frank R. Gatti	Audit (Chair); Nominating and	2007	III
Director	Corporate Governance
Beth Kaplan	—	2007	III
Director

Continuing Directors:
E. Rogers Novak, Jr.	Nominating and Corporate Governance	2008	I
Director (Lead independent director)	(Chair); Audit; Compensation
William Raduchel	Compensation (Chair)	2008	I
Director
Joseph L. Cowan	—	2008	I
Director
Michael L. Chasen	—	2009	II
Chief executive officer, president and director
Thomas Kalinske	—	2009	II
Director

Retiring Directors:
Arthur Levine	Audit; Compensation; Nominating and	2007	III
Director	Corporate Governance

The information below sets forth certain biographical information of each nominee and continuing director, their ages as of March 31, 2007 and the year each nominee or continuing director was first elected to the Board.

Nominees for Class III Directors

Frank Gatti, 60, has served as a director since April 2004. Since November 1997, Mr. Gatti has been the chief financial officer of Educational Testing Service, an educational testing and measurement organization. Mr. Gatti is a certified public accountant and received a BBA degree from Baruch College and a MBA degree from Rutgers University.

Beth Kaplan, 49, has served as a director since April 2007. Since March 2005, Ms. Kaplan has served as the managing member of Axcel Partners, LLC. From June 2002 to March 2005, Ms. Kaplan was executive vice president of Bath & Body Works. Ms. Kaplan previously served as a director of Blackboard from June 2000 to August 2001. Ms. Kaplan received BS and MBA degrees from the University of Pennsylvania’s Wharton School.

Matthew Pittinsky, 34, has served as chairman of the Board of Directors since our founding in 1997. From June 1997 to November 1998, Mr. Pittinsky also served as chief executive officer. Before co-founding Blackboard, from July 1995 to June 1997 Mr. Pittinsky was a consultant with KPMG Consulting (now BearingPoint, Inc.) serving colleges and universities. Mr. Pittinsky is the editor of The Wired Tower, a book published in June 2002 analyzing the Internet’s impact on higher education. Mr. Pittinsky serves on the board of trustees of American University. Mr. Pittinsky received a BS degree from American University and an Ed.M degree from Harvard University Graduate School of Education. He is currently a Ph.D candidate at Columbia University Teachers College.

Continuing Class I Directors

Thomas Kalinske, 63, has served as a director since April 2007. Mr. Kalinske currently serves as vice chairman of the board of Leapfrog Enterprises Inc. and has served as a director of Leapfrog since 1997. From September 1997 to July 2006, Mr. Kalinske served as CEO of Leapfrog and was the Chairman of the board of directors of Leapfrog from September 1997 to February 2004. From 1996 to February 2004, Mr. Kalinske served as the president of Knowledge Universe LLC (now renamed Krest LLC). From 1990 to 1996, he served as president and chief executive officer of Sega of America. From 1987 to 1990, he was president and chief executive officer of the Universal Matchbox Group. From 1985 to 1987, he served as president and co-chief executive officer of Mattel, Inc. Mr. Kalinske served in other senior management positions at Mattel from 1972 to 1985. Mr. Kalinske received a BS degree from the University of Wisconsin and a MBA degree from the University of Arizona.

E. Rogers Novak, Jr., 58, has served as a director since September 1998. Since April 1996, Mr. Novak has been a managing member of the general partner of Novak Biddle Venture Partners, L.P., a venture capital investment firm. Mr. Novak received a BA degree from Kenyon College.

William Raduchel, Ph.D, 60, has served as a director since February 2005. From May 2004 to February 2006, Dr. Raduchel served as chairman and chief executive officer of Ruckus Network Inc., a digital entertainment service for students at colleges and universities over the university network. Through December 2002, Dr. Raduchel was executive vice president and chief technology officer at AOL Time Warner, Inc. He joined America Online, Inc., in September 1999 as senior vice president and chief technology officer. Until September 1999, Dr. Raduchel was chief strategy officer and a member of the executive committee of Sun Microsystems, Inc. (“Sun”). In his eleven years at Sun, Dr. Raduchel also served as chief information officer, chief financial officer, acting vice president of human resources and vice president of corporate planning and development. Dr. Raduchel serves on the Board of Directors, the compensation committee and the strategy committee of Chordiant Software Inc. and serves on the Board of Directors and the strategy committee of Silicon Image, Inc. Dr. Raduchel received a BA degree from Michigan State University, AM and Ph.D degrees from Harvard University and an honorary doctorate from Michigan Technological University.

Continuing Class II Directors

Michael Chasen, 35, has served as chief executive officer since January 2001, as president since February 2004 and as a director since our founding in 1997. From June 1997 to January 2001, Mr. Chasen served as president. Before co-founding Blackboard, from May 1996 to June 1997, Mr. Chasen was a consultant with KPMG Consulting (now BearingPoint, Inc.) serving colleges and universities. Mr. Chasen received a BS degree from American University and a MBA degree from Georgetown University School of Business.

Joseph L. Cowan, 58, has served as a director since April 2007. Mr. Cowan was appointed as chief executive officer of Interwoven in April 2007. He served as chief executive officer and a director of Manugistics Group, Inc. from July 2004 to July 2006. From November 2002 to December 2003, Mr. Cowan served as president and chief executive officer of EXE Technologies, Inc. From April 2001 to November 2002, he served as president and chief executive officer of Invensys Automation & Information Systems. From July 2000 to April 2001, Mr. Cowan served as president and chief executive officer, and from April 1998 to July 2000, as senior vice president, sales and marketing, of Wonderware, a business unit of Invensys plc. Mr. Cowan received a BS degree from Auburn University and a MS degree from Arizona State University.

Retiring Class III Director

Dr. Arthur Levine, 58, has served as a director since July 1999. From September 2006, Dr. Levine has served as president of the Woodrow Wilson National Fellowship Foundation. From July 1994 to August 2006, Dr. Levine was the president and professor of education at Teachers College, Columbia University. Dr. Levine received a BA degree from Brandeis University and a Ph.D degree from State University of New York at Buffalo.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that Blackboard is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the corporate governance section of our website, http://investor.blackboard.com. Alternatively, you can request a copy of any of these documents by writing to Investor Relations, Blackboard Inc., 1899 L Street NW, 11th Floor, Washington, D.C. 20036.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Blackboard and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s principal responsibility is to oversee the management of Blackboard;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

The Board of Directors and Its Committees

Board of Directors

The Board of Directors met ten times during fiscal year 2006. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served during 2006. The Board of Directors has separately designated standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board of Directors.

As a policy, we encourage our directors to attend our annual stockholder meetings. Our 2006 Annual Meeting was attended by Messrs. Chasen and Pittinsky.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that none of Messrs. Gatti, Levine, Novak or Raduchel has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. Our Board reached a similar determination with respect to Steven Gruber, who served as a director from February 2003 until December 2006. In determining the independence of the directors listed above, our Board considered each of the transactions discussed under “Certain Relationships and Related Transactions.”

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibilities by:

•	reviewing the financial reports provided by us to the SEC, our stockholders or the general public;

•	reviewing our internal financial and accounting controls;

•	evaluating and selecting our independent registered public accounting firm;

•	reviewing the audited financial statements;

•	discussing the adequacy of our internal controls and procedures with management and our registered public accounting firm;

•	supervising our relationship with our independent registered public accounting firm;

•	reviewing the scope of both audit and non-audit services and related fees; and

•	determining the independence of our registered public accounting firm.

The Audit Committee met eight times during 2006. Messrs. Gatti and Novak and Dr. Levine currently serve on the Audit Committee and Mr. Gatti serves as chairperson. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (the “NASD”). The Board has determined that all members of the Audit Committee are independent as defined under Rule 10A-3(b)(1)(ii) of the Exchange Act and all members of the Audit Committee fall under the safe harbor provision of Rule 10A-3(e)(1)(ii) of the Exchange Act. The Board has further determined that Mr. Gatti is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at http://investor.blackboard.com.

Compensation Committee

The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and employees and producing an annual report of the Compensation Committee on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders in accordance with applicable rules and regulations. The Compensation Committee also:

•	approves the salary, bonus and equity arrangements of our chief executive officer and other executive officers;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments thereto, including increases in the number of shares of common stock available for grant as stock options or otherwise thereunder; and

•	recommends, subject to approval by the entire Board of Directors, any director compensation plans.

The Compensation Committee met seven times during 2006. Mr. Novak and Drs. Levine and Raduchel currently serve on the Compensation Committee and Dr. Raduchel serves as chairperson. The Board has determined that all members of the Compensation Committee are independent directors within the meaning of Rule 4200(a)(15) of the NASD listing standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on our website at http://investor.blackboard.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities by:

•	reviewing and making recommendations to the Board of Directors regarding the composition and structure of the Board of Directors;

•	establishing criteria for membership on the Board of Directors and evaluating corporate policies relating to the recruitment of members of the Board of Directors; and

•	establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to Blackboard and our stockholders.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee hired Spencer Stuart, a third party executive search firm, to identify or evaluate potential nominees to be appointed or elected in 2007. The Nominating and Corporate Governance Committee may, in its discretion, consider nominees recommended by stockholders. Candidates proposed by stockholders are evaluated using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected and evidence of the nominating stockholder’s ownership of our common stock at least 120 days prior to the next annual meeting to the Nominating and Corporate Governance Committee, c/o Matthew H. Small, Corporate Secretary, Blackboard Inc., 1899 L Street NW, 11th Floor, Washington, D.C. 20036. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth under “Stockholder Proposals.”

In accordance with the corporate governance guidelines adopted by the Board, the Nominating and Corporate Governance Committee identifies and selects potential nominees by using the principles and criteria described in the corporate governance guidelines, including the consideration of the following factors: compliance with the independence requirements under the NASD listing standards and applicable law, the candidate’s reputation for integrity, honesty and adherence to high ethical standards, the candidate’s business acumen and experience, the existence of real or perceived conflicts of interest and the candidate’s ability to devote the time necessary to discharge his or her responsibilities as a director. While the Board has not established term limits, director membership is reviewed annually by the Nominating and Corporate Governance Committee and the Board has established a general policy that any director who reaches the age of 70 is expected to retire from the Board effective at the end of his or her term. Potential nominees should generally be able to serve for at least five years before reaching the age of 70. The Nominating and Corporate Governance Committee met three times during 2006. Messrs. Novak and Gatti and Dr. Levine currently serve on the Nominating and Corporate Governance Committee and Mr. Novak serves as chairperson. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 4200(a)(15) of the NASD listing standards.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on our website at http://investor.blackboard.com.

Communications from Stockholders to the Board

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The lead director, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Any stockholder wishing to communicate with any of our directors may write to the director, c/o Matthew H. Small, Corporate Secretary, Blackboard Inc., 1899 L Street NW, 11th floor, Washington, D.C. 20036. The corporate secretary will forward these communications directly to the director(s) specified or, if none is specified, to the chairman of the Board.

2006 DIRECTOR COMPENSATION

The following table provides information about the compensation of our non-employee directors for 2006.

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(1)(2)(3)	($)

Frank Gatti	$60,000	$29,177	$89,177
Steven Gruber(4)	43,500	29,177	72,677
Arthur Levine	45,750	29,177	74,927
E. Rogers Novak, Jr.	60,000	29,177	89,177
William Raduchel	60,750	26,441	87,191

(1)	Represents the amount recognized for financial statement reporting purposes for 2006 in respect of outstanding option awards in accordance with SFAS 123(R), excluding estimates of forfeitures in the case of awards with service-based vesting conditions. The assumptions made in valuing option awards reported in this column are discussed in Note 2, “Significant Accounting Policies” under “Accounting for Stock-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The amount reflected in this column for Mr. Gruber represents the amount expensed by us for the options that vested in 2006 prior to his resignation on December 15, 2006.

(2)	The amounts reported in the table above for these awards may not represent the amounts that the director will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the future stock price and the director’s continued service.

(3)	Our non-employee directors held stock options to purchase an aggregate of 42,413 shares of our common stock as of December 31, 2006 consisting of the following amounts Mr. Gatti (6,250), Mr. Gruber (5,950), Dr. Levine (13,813), Mr. Novak (8,700), and Dr. Raduchel (7,700). During 2006, each of the directors received a grant of 1,700 options with an initial grant value calculated in accordance with SFAS 123(R) of $21,201, excluding estimates of forfeitures.

(4)	Mr. Gruber resigned from the Board on December 15, 2006.

Director Compensation

Under the outside director compensation policy in effect in 2006, each non-employee director was paid a $10,000 annual retainer and a fee for attendance at Board meetings, committee meetings and Blackboard events. The fees payable for attendance at such meetings and events were as follows: $5,000 for each Board meeting attended in person, $2,500 for each Board meeting attended via telephone, $1,500 for each committee meeting attended in person, $3,000 if chairing a committee meeting in person, $750 for each committee meeting attended via telephone, $1,500 if chairing a committee meeting via telephone and $1,500 for each Blackboard event (such as user conferences, governance events and annual stockholder meetings) attended in person. The maximum amount of fees that a non-employee director could receive in a calendar year for attendance at Board meetings, committee meetings and Blackboard events is $35,000 per year for Board meeting fees, $30,000 per year for committee meeting fees, $4,500 per year for event fees and a maximum cash compensation of $75,000 per year. The directors were also reimbursed for reasonable out-of-pocket travel expenses incurred in attending our meetings and events. On July 1 of each year, each non-employee director who at such time had served on the Board of Directors for at least six months would receive an option grant to purchase such number of shares obtained by dividing $50,000 by the exercise price, rounded to the nearest 100 shares. Stock options grants to the non-employee directors would vest 50% on first anniversary of the grant date and 50% on second anniversary of the grant date.

On February 5, 2007, the Board of Directors approved a revised outside director compensation policy effective as of January 1, 2007. Under the revised policy, each non-employee director will be paid an annual retainer of $50,000. The chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be paid an additional annual retainer of $20,000, $10,000 and $10,000 respectively. Non-chair members of the Audit Committee will be paid an annual retainer of $5,000 and non-chair members of the Compensation Committee and Nominating and Corporate Governance Committee do not receive additional retainers. The cash retainers are paid quarterly in arrears. Upon election or nomination to our Board of Directors, new non-employee directors will receive an option grant to purchase 12,000 shares of our common stock with a three-year vesting period. On June 15 of each year, each non-employee director who has served for at least six months will receive an option grant to purchase 6,000 shares of our common stock which vests in full on May 1 of the following year. The exercise price of the option grants will be the fair market value of the common stock on the date of the grant.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Blackboard’s financial reporting process on behalf of the Board of Directors. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Blackboard’s financial reporting, internal controls and audit functions. A copy of the charter is available on our website at http://investor.blackboard.com. Management is responsible for the preparation, presentation and integrity of Blackboard’s consolidated financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Blackboard’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has reviewed Blackboard’s audited consolidated financial statements for the fiscal year ended December 31, 2006 and has discussed these consolidated financial statements with Blackboard’s management and Ernst & Young LLP.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of Blackboard’s financial statements. The Audit Committee discussed with Blackboard’s management and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed with Ernst & Young LLP its judgments as to the quality, not merely the acceptability, of Blackboard’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in Blackboard’s consolidated financial statements and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Blackboard’s internal controls, and the overall quality of Blackboard’s financial reporting.

In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and Blackboard and considered the compatibility of non-audit services with Ernst & Young LLP’s independence. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In accordance with Audit Committee policy and the requirements of applicable law, all services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee including audit services, audit-related services, tax services and other services.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE

Frank R. Gatti, Chair
Arthur Levine
E. Rogers Novak, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

The objectives of Blackboard’s executive compensation program are as follows:

•	support the attainment of Blackboard’s short- and long-term financial and strategic objectives by attracting, retaining and motivating the talented executives needed to attain such objectives;

•	motivate and reward executives for continuous improvement in earnings and growth in stockholder value;

•	be performance-based, with variable pay constituting a significant portion of total compensation;

•	provide differentiated pay based on an executive’s contributions to company performance;

•	align interests of executive officers and shareholders by tying realized compensation directly to changes in shareholder value; and

•	maximize the financial efficiency of the overall program from a tax, accounting and cash flow perspective.

Role of the Compensation Committee and Management in Executive Compensation

The Compensation Committee of our Board of Directors determines the total compensation of our CEO and all other executive officers and is responsible for the review, establishment and approval of:

•	executive compensation and benefits strategy, programs and policies including goals and objectives;

•	salary, annual bonus, equity-based compensation and other remuneration for executive officers;

•	company incentive-compensation plans and equity-based plans; and

•	making recommendations to the full Board regarding director compensation.

In determining total compensation, the Compensation Committee reviews the performance of Blackboard against comparable companies and pre-defined objectives, assesses the performance of the individual, and confers with an independent consultant about compensation for comparable executives in the high-tech industry. The Compensation Committee also receives the CEO’s recommendations on compensation for executive officers other than himself and consults with the other members of the Board of Directors. Membership of the Compensation Committee is determined by our Board of Directors and consists entirely of independent directors. The Compensation Committee chair regularly reports on committee actions and recommendations at Board meetings. The Compensation Committee has a charter that it follows in carrying out its responsibilities which is available to stockholders on our website at http://investor.blackboard.com.

The CEO meets periodically with the Compensation Committee to review compensation policies and specific levels of compensation paid to executive officers and other key personnel. In addition, the CEO makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual bonus targets and long-term compensation awards for executive officers other than himself. During Compensation Committee meetings, management presents topical issues for discussion and education as well as specific recommendations for review. Certain executive officers, including the CEO and CLO, attend a portion of most regularly scheduled Compensation Committee meetings, excluding executive sessions, and provide input from management including legal and finance considerations.

The Compensation Committee has the authority to retain and terminate outside advisors to assist it in evaluating actual and proposed compensation for our executive officers. In 2006, the Compensation Committee utilized Hewitt Associates to advise on executive compensation matters. Additionally, the Compensation Committee has delegated to the CEO the ability to periodically grant stock options to non-executive officer employees. These grants are generally for new hires, promotions and annual grants and cannot exceed certain levels established by the Compensation Committee. All such grants issued pursuant to this delegation of authority are reported to the Compensation Committee following the grant date and grants to non-Section 16 officers who are senior vice presidents or higher are reported to the Compensation Committee prior to the grant date.

Executive Compensation Program Summary

To help us achieve our executive compensation objectives, we strive to offer our executive officers compensation and benefits that are attractive and competitive in the marketplace for talent. The key components of compensation provided to our executive officers are:

•	annual salaries,

•	cash incentive bonuses based on performance measured against specific performance measures,

•	long-term compensation in the form of cash or equity incentives, and

•	employee benefits and perquisites.

The Compensation Committee considers total compensation when setting the compensation of the executive officers. The Compensation Committee reviews each executive officer’s total compensation package generally on an annual basis. Based on this review, the committee may decide to adjust one or more elements of an executive officer’s total compensation.

Competitive Benchmarking

In determining the appropriate level of executive compensation, the Compensation Committee takes into account compensation benchmarks determined by reference to peer group companies which are similar in type and size of operations. The peer group companies referenced by the Compensation Committee have consisted primarily of software companies with comparable revenues and market capitalizations as Blackboard. Annually the Compensation Committee determines whether it would be appropriate to adjust the peer group to maintain its applicability to Blackboard. This process is designed to keep the peer group generally stable but also reflective of changes in relevant markets. The benchmark analysis was performed by the independent consultant to the Compensation Committee, and where data was obtained from management, it was independently verified by the consultant.

In 2006, the peer group companies consisted of the following 33 companies: Actuate, Advent Software, Agile Software, Blackbaud, Captaris, CCC Information Services, Concur Technologies, Cognos, Salesforce, eCollege, EPIQ Systems, FileNet, Hummingbird, Indus International, Interwoven, Manhattan Associates, Mapinfo, Allscripts Healthcare Solutions, Mercury Interactive, Microstrategy, Open Solutions, Open Text, Proquest, Renaissance Learning, Raindance Communications, RightNow Technologies, DealerTrak, Plato Learning, Trizetto Group, Ultimate Software, WebSense, WebEx and WebSideStory.

In late 2006, the Compensation Committee determined that it would be appropriate to make revisions in the 2006 peer group in consultation with Hewitt Associates to reflect the change in Blackboard’s revenues and market capitalization following the growth of the past years from organic growth and our acquisition of WebCT, Inc. (“WebCT”) in February 2006. Following the review by the Compensation Committee, the companies in the peer group were revised to consist of the following 26 companies: Advent Software, Allscripts Healthcare Solutions, Altiris, Ansys, Blackbaud, Concur Technologies, DealerTrak, eCollege, Epicor Software, EPIQ Systems, Informatica, Manhattan Associates, Microstrategy, Open Solutions, Proquest, Quest Software, Renaissance Learning, RightNow Technologies, Sonic Solutions, Tibco Software, Trizetto Group, Ultimate Software, Vignette, WebSense, WebEx and Witness Systems.

To supplement the peer group benchmarks, and for positions where the peer group data was insufficient to establish a benchmark, the Compensation Committee also obtained data from a proprietary database from Culpepper and Associates, Inc., a compensation advisory firm focused on high-tech companies. The Culpepper database consists of compensation data from over 750 companies. Blackboard also uses the Culpepper database to set compensation benchmarks for its general U.S. employee base. Benchmarks for the required positions were established using the same methodology as is used for general employee salary benchmarking, and consisted of data for companies in the Culpepper database with a similar revenue size as Blackboard.

Compensation Program Review

In setting compensation levels, including those of the CEO, the Compensation Committee takes into account such factors as (i) the compensation paid to executive officers at Blackboard’s peer group companies, (ii) the scope and strategic impact of the executive officers’ responsibilities, (iii) Blackboard’s past financial performance and future expectations relative to the peer group, (iv) the performance and experience of each individual, (v) past salary levels of each individual and of the executive officers as a group, (vi) the amount of base salary in the context of the executive officer’s total compensation and other benefits and (vii) for each executive officer, other than the CEO, the evaluations and recommendations of the CEO. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors.

The Compensation Committee believes that if Blackboard can outperform the peer group median, the executive officers should receive compensation above the estimated median level of total cash compensation paid by the peer group companies to executive officers performing comparable functions. In addition, the Compensation Committee believes that the competition for executive talent in our industry is significant and that the cost to replace executive officers is substantial thus reinforcing the importance that we retain our executive officers. Finally, as it becomes more expensive relative to cash to grant equity incentives, the Compensation Committee believes that it is appropriate to ensure that the cash component of total compensation remains competitive.

Compensation for executive officers is generally reviewed annually and at other times if an executive officer’s responsibilities have materially changed. For example, Mr. Beach’s compensation was reviewed and increased in connection with his September 2006 appointment as chief financial officer. In its annual review, the Compensation Committee generally assesses executive compensation in a series of meetings cumulating in a final determination in the first quarter of each year. Following such reviews, the Compensation Committee determines the amount of any adjustments to base salary, annual incentives and long-term incentives, the criteria for achieving annual and long-term incentives and the attainment of prior period incentive awards. The Compensation Committee has the discretion to adjust compensation outside of annual reviews, including performance measure targets, as it deems appropriate. On occasion, the Compensation Committee may grant stock options or other equity incentives to executives at other times during the year such as in connection with new hires or promotions. All stock options approved by the Compensation Committee are granted effective on the next regularly scheduled grant date following such approval.

In 2006, the Compensation Committee generally targeted total target cash compensation between the 50th and 75th percentile of the peer group with certain exceptions. For example, the CEO’s total target cash compensation for fiscal year 2006 was between the 25th and 50th percentile of the peer group benchmark and the total target cash compensation for fiscal year 2006 for Mr. Repetti, our former CFO, was slightly above the 75th percentile of the peer group benchmark. For 2007 compensation, the Compensation Committee generally targeted total compensation at the 75th percentile of the comparable peer group compensation; however, the Compensation Committee may target the executive officers’ total compensation higher or lower than the 75th percentile based on factors described below under the heading “Elements of Compensation.” In setting this target, the Compensation Committee considered the fact that Blackboard performed significantly ahead of the median in revenue growth in 2006 and is targeted to exceed the median in revenue growth and EBITDA margin in 2007 based on available projections for the peer group. The Compensation Committee determines an executive officer’s total target cash compensation based on factors such as individual performance, relevant experience, job responsibility, time passed since the last salary adjustment and the allocation between base salary versus long-term incentive compensation. For example, in the case of the chairman, as part of the CEO transition process, the chairman has reduced his role with our company and is now less involved with customers, employees and other stakeholders than he was in prior years. As such, his 2007 target incentive bonus was reduced to reflect his reduced role.

Elements of Compensation

Base Salary.  Base salary is generally set with reference to the market practice for comparable positions at the surveyed peer companies and the factors described above. Base salary for executive officers is reviewed annually, and adjusted when warranted based on company financial performance, market comparisons and trends, individual performance and, other than for the CEO, the evaluations and recommendations of the CEO. In 2006, base salaries for our executive officers were generally set below the median of the 2006 peer group benchmark, with the exception of Mr. Repetti whose base salary was slightly above the 75th percentile of the peer group benchmark. The primary change in 2007 made by the Compensation Committee was to increase the base salaries of the CEO, CFO and CLO to approximately the 75th percentile or higher of the 2007 peer group benchmark.

Annual Incentive Bonus.  Blackboard’s annual incentive bonus program is designed to motivate and reward executives for their contribution to Blackboard’s performance during the fiscal year. Executive officers have a significant proportion of their total cash compensation delivered through the incentive compensation to link total compensation with Blackboard’s performance. For 2006, the target bonus for our executive officers ranged from 25% to 100% of base salary, and for the CEO, was 100% of base salary. For 2007, the target bonus for our executive officers ranges from 20% to 100% of base salary, and for the CEO, is 100% of base salary. Annual incentive bonuses are set with reference to the market practice for comparable positions at Blackboard’s peer group companies, the scope and strategic impact of the executive officer’s responsibilities and the executive officer’s total compensation package, but in general, the percentage bonus opportunity is at the higher end of market practice which the Compensation Committee believes to be the appropriate structure.

In 2006, actual bonus awards were determined by company performance as measured against certain financial and strategic goals, and for executive officers other than the CEO and chairman, certain individual goals. The financial goals component was based on total revenues (30%), pre-tax earnings (40%) and contract value plus non-ratable deferred revenue (30%). The targets were exceeded by approximately 8%, 285% and 3% respectively. Contract value is a measure of our annualized recurring ratable revenue under existing contracts with clients and non-ratable deferred revenue is a measure of our deferred revenue that are expected to be recognized ratably over the term of the relevant contract, but that do not contractually recur. The company financial targets were based on the fiscal year 2006 budget plan. The company strategic goals comprised 20% of the executive officers’ target bonus and were based on key strategic objectives on which the Compensation Committee desired the executive officers to focus. The individual goals were based primarily on the performance of the executive in the business operation or function for which the officer is responsible in respect of specific goals established by the Compensation Committee. In 2006, all of our executive officers had a portion of their target bonus ranging from 10% to 80% based on individual goals except the CEO and chairman whose target bonuses were based entirely on the company financial measures. The Compensation Committee utilized the individual goals to ensure that the executive officers were focused on department- or function-specific objectives in addition to company objectives.

In 2007, actual bonus awards will be based on company financial measures, and for executive officers other than the CEO and chairman, certain individual goals. The 2007 financial performance measures are based on total revenues (75%) and an adjusted non-GAAP earnings metric of total income excluding amortization of acquired intangibles and the associated tax impact (25%). The bonus attributable to the financial performance measures can be awarded at between 0% and 200% of the target bonus depending on our actual financial performance in reference to ranges established by the Compensation Committee. These measures were considered to be appropriate performance measures by the Compensation Committee because both of the financial metrics are important measures of Blackboard’s financial performance, are publicly reported by Blackboard and are financial measures for which we have provided forward-looking guidance for fiscal year 2007. The Compensation Committee believes that these considerations align the bonus program with our stockholders’ interests. The company financial measure targets were based on the fiscal year 2007 budget plan as approved by the Board of Directors. The individual goals are based primarily on the performance of the executive in the business operation or function for which the officer is responsible in respect of specific goals established by the Compensation Committee. In 2007, all of our executive officers have a portion of their target bonus ranging from 25% to 75% based on individual goals except the CEO and chairman whose target bonuses are based entirely on the company financial measures. The Compensation Committee continues to utilize the individual goals to ensure that the executive officers were focused on department- or function-specific objectives in addition to company objectives.

Beginning in 2007, the Compensation Committee has introduced an additional cash incentive component to the CEO’s compensation. Mr. Chasen will be eligible for an additional target bonus of $500,000 payable in two tranches, 50% based on revenue performance in 2008 and 50% based on revenue performance in 2009. The Compensation Committee has set target revenue levels, as well as minimum and maximum target revenue levels, for each of the years of 2008 and 2009. Mr. Chasen can earn between 0% and 300% of the target bonus depending on our revenue performance in reference to the minimum, target and maximum revenue levels. In determining the attainment levels for this incentive, growth from acquisitions and certain other factors is excluded. The Compensation Committee believes that the target revenue levels in each year is attainable but represent a growth rate from current levels which would be beneficial for our stockholders. The Compensation Committee believes that providing compensation to the CEO based on longer-term performance measures provides the appropriate incentives to ensure that Blackboard’s strategic and operational plans are structured to drive long-term success.

Long-Term Incentive Awards.  The Compensation Committee believes that equity participation by the executive officers aligns the interests of executive officers with those of the stockholders by directly linking compensation and stockholder value, gives executive officers a significant, long-term interest in Blackboard’s success and helps retain key executives in a competitive market for executive talent. Long-term incentive compensation for executive officers in 2006 consisted solely of stock options. Each stock option represents the right to purchase a specified number of shares of our common stock at a set exercise price subject to the terms and conditions of an option agreement. We have a policy of granting stock options only on established grant dates and consequently, grants are made effective on the next scheduled grant date. Currently, we grant stock options on the 15th of each calendar month and on April 1 of each year for annual stock option grants to employees other than our executive officers. In 2006, we made the annual stock options grants to executive officers effective in March 2006, following the completion of our merger with WebCT and the release of revised 2006 financial guidance for the combined operations. The exercise price is the fair market value of Blackboard’s common stock on the day of the grant which beginning in September 2006 has been based on the closing price of our common stock on the date of grant. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of Blackboard stock that benefits all our stockholders. Previously, we had based the fair market value determination on the closing price on the trading day prior to the grant date but have revised the practice to simplify the disclosures in our filings with the SEC.

The Compensation Committee generally grants an initial stock option award to executive officers at the time they commence employment, and the Compensation Committee may make additional grants from time-to-time, as it deems appropriate, typically on an annual basis. When establishing stock option grant levels, the Compensation Committee generally considers (i) the executive’s experience and level of current and potential job responsibility, (ii) the equity grants awarded by the peer group companies to executives in similar positions; (iii) the importance of long-term retention of the executive; (iv) the CEO’s recommendations, except with respect to his own stock option grants, (v) the retention value in existing long-term equity for that executive and (vi) the total compensation paid to that executive.

Stock options granted in 2006 generally vest over a three year period with 33% vesting on the first anniversary of grant, and the remaining 67% vesting ratably in 24 monthly installments. In March 2006, Messrs. Chasen, Repetti and Small also received long-term retention stock option grants which vest over three years beginning on the fourth anniversary of grant. The long-term retention grant to Mr. Repetti was cancelled upon the termination of his employment in September 2006. Beginning in 2007, the Compensation Committee expects to grant stock options that will generally have a four-year vesting period.

We expect to continue to use stock options as the long-term equity incentive vehicle in 2007. The Compensation Committee reviews the long-term equity incentive program from time-to-time and makes adjustments as it deems appropriate taking into account corporate and market trends, tax and accounting considerations and company compensation objectives. For the 2007 compensation program, the Compensation

Committee evaluated other equity options and concluded that at this time continuation of the use of stock options was in the best interest of the company. At this time, the Compensation Committee has not adopted a minimum stockholding requirement for our directors and executive officers but may do so in the future.

Our Board of Directors has adopted an insider trading policy which prohibits executive officers and directors from short sales of our stock and from purchases or sales of puts or calls in our securities for speculative purposes.

Employee Benefits and Perquisites.  We provide our executive officers with certain personal benefits and perquisites, which have been reviewed and approved by the Compensation Committee. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in attracting and retaining talented executives. The executive officers participate in our 401(k) plan under the same rules that apply to other U.S. employees. In 2006, all participants in our 401(k) plan were eligible for a matching contribution from us of 33% of contributions up to 6% of the participants’ pay. Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered by comparable companies. We also pay for supplemental long-term disability insurance premiums for our executive officers. Executive officers may also be reimbursed for up to $6,000 per year in health and fitness expenses such as gym memberships. We have also reimbursed the relocation expenses of certain executives we have asked to re-locate offices.

Executive Severance and Change-in-Control Agreements

We have change in control provisions in our 2004 Amended and Restated Stock Incentive Plan (the “2004 Plan”) and these provisions apply equally to all participants in the 2004 Plan, including our executive officers. The change-in-control provisions were adopted to ensure that in the event we are considering a change-in-control transaction, the transaction is neutral to the employees’ economic interests as the employees would likely not be in a position to influence performance and may not be in a position to vest in their equity awards following a change-in-control. The 2004 Plan provides that the vesting of outstanding stock option grants to employees will be accelerated by one year in the event of a change-in-control. Our 1998 Amended and Restated Stock Incentive Plan does not provide for acceleration of vesting in the event of a change-in-control. In addition, certain of our executive officers’ stock option agreements provide for 12 to 24 additional months acceleration of vesting subsequent to a change-in-control in the event that the executive officer is terminated or constructively terminated during the first year following the change-in-control.

Certain of our executive officers have employment agreements which provide for severance pay in the event of termination of their employment with us in certain situations. These provisions provide for severance of one year salary or less, earned bonus amounts and certain other benefits such as payment of health insurance premiums. For more information, please read the section “Potential Payments Upon Termination or Change-In-Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, Blackboard structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under Blackboard’s stock incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Blackboard and its stockholders, after taking into consideration company performance and business conditions.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted by the Compensation Committee.

THE COMPENSATION COMMITTEE

William Raduchel, Chair
Arthur Levine
E. Rogers Novak, Jr.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation for the fiscal year ended December 31, 2006 that we paid to our principal executive officer, principal financial officer, each of our two other most highly compensated executive officers and our former principal financial officer.

SUMMARY COMPENSATION TABLE

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Compensation	Compensation		Total
Name and Principal Positions(s)	Year	($)	($)(1)	($)(2)	($)		($)

Michael L. Chasen	2006	$350,000	$861,587	$523,272	$5,798	(3)	$1,740,657
Chief executive officer, president and director

Matthew L. Pittinsky	2006	245,000	247,972	183,145	5,253	(3)	681,370
Chairman and director

Michael J. Beach	2006	205,833	256,892	102,785	4,624	(4)	570,134
Chief financial officer and treasurer

Matthew H. Small	2006	232,083	211,155	171,982	5,297	(4)	620,517
Chief legal officer and secretary

David Sample	2006	225,000	200,827	225,070	12,166	(5)	663,063
Senior vice president, sales

Peter Repetti	2006	176,871	429,957	—	15,457	(6)	622,285
Former chief financial officer

(1)	Represents the amount recognized for financial statement reporting purposes for 2006 in respect of outstanding option awards in accordance with SFAS 123(R), excluding estimates of forfeitures in the case of awards with service-based vesting conditions. The assumptions made in valuing option awards reported in this column are discussed in Note 2, “Significant Accounting Policies” under “Accounting for Stock-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on the future stock price and the named executive officer’s continued employment. Additional information on all outstanding stock awards is reflected in the 2006 Outstanding Equity Awards at Fiscal Year-End table.

(2)	All amounts are reported in the year earned, regardless of when they are paid.

(3)	Consists of supplemental long-term disability insurance premiums, health benefits and 401(k) matching contributions paid by us for the benefit of the named executive officer.

(4)	Consists of supplemental long-term disability insurance premiums and 401(k) matching contributions paid by us for the benefit of the named executive officer.

(5)	Consists of supplemental long-term disability insurance premiums, health benefits and reimbursement of relocation expenses paid by us for the benefit of the named executive officer.

(6)	Consists of supplemental long-term disability insurance premiums and payment of $13,852 for accrued vacation paid to the named executive officer upon termination of his employment with us.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of stock options during the fiscal year ended December 31, 2006 to the each of the named executive officers.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
						All Other
						Option Awards:
						Number of		Exercise or	Grant Date
						Securities		Base Price	Fair Value
						Underlying		of Option	of Stock
	Grant	Approval	Threshold	Target	Maximum	Options		Awards	and Option
Name and Grant Date	Date	Date	($)	($)	($)	(#)		($/Sh)(1)	Awards(2)

Michael L. Chasen	3/15/2006	3/15/2006	—	$350,000	(3)	140,000	(4)	$27.96	$1,693,090
	3/15/2006	3/15/2006	—	—	—	200,000	(5)	27.96	2,418,700

Matthew L. Pittinsky	3/15/2006	3/15/2006	—	122,500	(3)	35,000	(4)	27.96	423,272

Michael Beach	3/15/2006	3/15/2006	—	—	—	20,000	(4)	27.96	241,870
	9/15/2006	8/2/2006	—	—	—	100,000	(4)	26.84	1,228,630

Matthew Small	3/15/2006	3/15/2006	—	120,000	(3)	30,000	(4)	27.96	362,805
	3/15/2006	3/15/2006	—	—	—	70,000	(5)	27.96	846,545

David Sample	—	—	—	225,000	(3)	—		—	—

Peter Repetti	3/15/2006	3/15/2006	—	162,000	(3)	80,000	(4)(6)	27.96	967,480
	3/15/2006	3/15/2006	—	—	—	120,000	(5)(6)	27.96	1,451,220

(1)	The stock options shown in this table were granted at an exercise price equal to the fair market value of our common stock on the date of grant as determined using the closing price of the trading day prior to the date of grant other than the exercise price of the 9/15/2006 grant to Mr. Beach which was determined using the closing price of the date of grant.

(2)	The fair value of the option awards were determined in accordance with SFAS 123(R) excluding estimates of forfeitures in the case of awards with service-based conditions. The assumptions made in valuing option awards reported in this column are discussed in Note 2, “Significant Accounting Policies” under “Accounting for Stock-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	No maximum.

(4)	The options have a term of 8 years from the date of grant and become exercisable over three years, 33% on the first anniversary of the applicable vesting commencement date and the remainder in 24 equal monthly installments.

(5)	The options have a term of 8 years from the date of grant and become exercisable over seven years, 25% on the fourth anniversary of the applicable vesting commencement date and the remainder in 36 equal monthly installments.

(6)	Stock option was cancelled on September 1, 2006 upon the termination of the officer’s employment with us.

Employment Agreements

Mr. Chasen, our CEO and president, serves pursuant to the terms of an employment agreement dated November 14, 2005. The initial term of Mr. Chasen’s agreement began on November 14, 2005 and ends on November 14, 2009. The agreement automatically renews for successive one-year periods unless either we or Mr. Chasen provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Chasen will be entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on financial performance targets set by our Board of Directors. If we terminate Mr. Chasen’s employment without cause (as defined in the agreement) or Mr. Chasen terminates his employment with good reason (as defined in the agreement), then we will be required to pay $999,999 to Mr. Chasen. During his employment with us and for one year following the termination of his employment, Mr. Chasen will be subject to certain non-solicitation and non-competition restrictions.

Mr. Pittinsky, our chairman, serves pursuant to the terms of an employment agreement dated November 14, 2005. The initial term of Mr. Pittinsky’s agreement began on November 14, 2005 and ends on November 14, 2009. The agreement automatically renews for successive one-year periods unless either we or Mr. Pittinsky provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Pittinsky will be entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on financial performance targets set by our Board of Directors. If we terminate Mr. Pittinsky’s employment without cause (as defined in the agreement) or Mr. Pittinsky terminates his employment with good reason (as defined in the agreement), then we will be required to pay $750,000 to Mr. Pittinsky. During his employment with us and for one year following the termination of his employment, Mr. Pittinsky will be subject to certain non-solicitation and non-competition restrictions.

Mr. Beach, our chief financial officer, serves pursuant to the terms of an employment agreement dated September 1, 2006. The initial term of Mr. Beach’s agreement is one year and the agreement automatically renews for successive one-year periods unless either we or Mr. Beach provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Beach will be entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on financial performance targets set by our Board of Directors. If we terminate Mr. Beach’s employment without cause (as defined in the agreement) or Mr. Beach terminates his employment with good reason (as defined in the agreement), then we will be required to pay to Mr. Beach his annual base salary and pay for up to 12 months’ COBRA premiums. During his employment with us and for one year following the termination of his employment, Mr. Beach will be subject to certain non-solicitation and non-competition restrictions.

Mr. Small, our chief legal officer and secretary, serves pursuant to the terms of an employment agreement dated January 26, 2004. The initial term of the agreement is two years, and unless terminated pursuant to its terms, the agreement renews automatically for additional one-year terms. Under the agreement, Mr. Small is entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive to an annual bonus based on financial performance targets set by our Board of Directors. If we terminate Mr. Small’s employment without cause, he terminates his employment for good reason or his employment agreement is not renewed, each as defined in the agreement, Mr. Small is entitled to a cash payment equal to one year of his annual base salary, earned bonus through the end of the then-current quarter, expense reimbursements and fringe benefits, in a lump sum or in accordance with normal payroll practices, at our election. He is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of twelve months.

Mr. Sample, our senior vice president for sales, serves pursuant to the terms of an employment agreement dated June 3, 2005. The initial term of Mr. Sample’s agreement is one year and the agreement automatically renews for successive one-year periods unless either we or Mr. Sample provides notice of non-renewal within 30 days of the applicable renewal term. Under the agreement, Mr. Sample will be entitled to an annual base salary, subject to periodic review and adjustment by our Board of Directors. He will also be eligible to receive an annual bonus based on financial performance targets set by our Board of Directors. If we terminate Mr. Sample’s employment without cause (as defined in the agreement) or his employment agreement fails to renew in accordance with its terms, then we will be required to pay to Mr. Sample his annual base salary and pay for up to six months’ COBRA premiums. During his employment with us and for one year following the termination of his employment, Mr. Sample will be subject to certain non-solicitation and non-competition restrictions.

Mr. Repetti, our former chief financial officer, served pursuant to the terms of an employment agreement dated June 1, 2001. Mr. Repetti resigned from his position on September 1, 2006. Mr. Repetti agreed not to compete with us for one year after the termination of the agreement. In addition, Mr. Repetti agreed not to solicit our employees or customers during the same period.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2006.

				Option	Option
	Number of Securities Underlying Unexercised Options (#)			Exercise Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

Michael Chasen	264,276	—		$9.34	11/30/2011
	4,325	394	(1)	9.66	9/10/2013
	7,374	4,424	(2)	14.00	6/18/2014
	4,718	2,360	(3)	14.00	6/18/2014
	58,125	41,875	(4)	17.00	3/1/2013
	—	140,000	(5)	27.96	3/15/2014
	—	200,000	(6)	27.96	3/15/2014

Matthew Pittinsky	264,276	—		9.34	11/9/2011
	4,325	394	(1)	9.66	9/10/2013
	7,374	4,424	(2)	14.00	6/18/2014
	4,718	2,360	(3)	14.00	6/18/2014
	20,343	14,657	(4)	17.00	3/1/2013
	—	35,000	(5)	27.96	3/15/2014

Michael Beach	596	—		9.66	5/3/2012
	6,488	590	(7)	9.66	9/10/2013
	3,342	1,377	(8)	9.98	2/18/2014
	8,357	3,441	(9)	14.00	6/18/2014
	6,292	3,146	(3)	14.00	6/18/2014
	4,359	3,141	(4)	17.00	3/1/2013
	—	20,000	(5)	27.96	3/15/2014
	—	100,000	(10)	26.84	9/15/2014

Matthew Small	16,116	—		9.98	2/18/2014
	4,718	2,360	(3)	14.00	6/18/2014
	11,625	8,375	(4)	17.00	3/1/2013
	—	30,000	(5)	27.96	3/15/2014
	—	70,000	(6)	27.96	3/15/2014

David Sample	34,825	35,175	(11)	20.08	6/3/2013

Peter Repetti	48,458	—		9.34	5/30/2011
	12,803	—		9.34	5/30/2011
	4,030	—		9.66	9/1/2011
	33,741	—		9.98	9/1/2011

(1)	Original option grant vested 25% on 9/10/2004 and the remainder in 36 equal monthly installments.

(2)	Original option grant vested 25% on 6/18/2005 and the remainder in 36 equal monthly installments.

(3)	Original option grant vested 25% on 4/1/2005 and the remainder in 36 equal monthly installments.

(4)	Original option grant vested 33% on 3/1/2006 and the remainder in 24 equal monthly installments.

(5)	Original option grant vested 33% on 2/1/2007 and the remainder in 24 equal monthly installments.

(6)	Original option grant vests 25% on 2/01/2010 and the remainder in 36 equal monthly installments.

(7)	Original option grant vested 25% on 4/1/2004 and the remainder in 36 equal monthly installments.

(8)	Original option grant vested 25% on 2/18/2005 and the remainder in 36 equal monthly installments.

(9)	Original option grant vested 25% on 2/10/2005 and the remainder in 36 equal monthly installments.

(10)	Original option grant vests 33% on 9/15/2007 and the remainder in 24 equal monthly installments.

(11)	Original option grant vested 33% on 6/03/2006 and the remainder in 24 equal monthly installments.

2006 OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options during the year ended December 31, 2006. None of our named executive officers holds restricted stock.

Option Awards
	Number of Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)

Michael L. Chasen	—	—
Matthew L. Pittinsky	—	—
Michael Beach	15,000	$285,015
Matthew Small	14,407	$278,239
David Sample	—	—
Peter Repetti	174,297	$3,105,581

Potential Payments Upon Termination or Change-in-Control

Our named executive officers would be entitled to certain benefits and/or payments in the event of the termination of their employment with us in certain circumstances or a change-in-control of Blackboard. Each of our named executive officers has entered into an employment agreement with us which provides for severance payments and other benefits in certain situations.

Stock options held by our named executive officers are subject to the terms of the plans pursuant to which they were issued. Under the 2004 Plan, in the event of a change-in-control, the vesting of outstanding stock options would be accelerated by one year. A change-in-control under the 2004 Plan generally includes the following events: (i) the acquisition of 25% of the securities of the company by an individual, entity or group, (ii) the continuing directors (as defined in the 2004 Plan) do not constitute a majority of the Board of Directors, and (iii) consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the company or a sale or other disposition of all or substantially all of the assets of the company. The 1998 Amended and Restated Stock Incentive Plan (the “1998 Plan”) does not provide for automatic acceleration upon a change-in-control. Under certain of the named executive officers’ stock option agreements, the executive officers are entitled to an additional year of acceleration following a change-in-control if they are terminated without cause or constructively terminated, as such terms are defined in the agreements, within one year following the change-in-control. Beginning with the grants made in February 2007, the CEO, chairman, CFO and CLO are entitled to two years of additional acceleration following a change-in-control if they are terminated without cause or constructively terminated within one year following the change-in-control.

The following descriptions provide estimates of the amounts payable to the named executive officers in the event of their termination or a change-in-control assuming that such event occurred on December 31, 2006, based on the stock option holdings and salaries of the executive officers as of such date.

Michael Chasen.  Upon a termination of his employment by us without cause or by Mr. Chasen with good reason, as each term is defined under his employment agreement, Mr. Chasen would have been entitled to a severance payment of $999,999. Following such termination, Mr. Chasen would be prohibited from soliciting or hiring our employees for a period of six months, soliciting our clients for 12 months and competing against us for six months. In the event of a change-in-control occurring on December 31, 2006, vesting of certain stock options held by Mr. Chasen would have accelerated resulting in a gain in the value of Mr. Chasen’s exercisable stock options of $733,959.

Matthew Pittinsky.  Upon a termination of his employment by us without cause or by Mr. Pittinsky with good reason, as each term is defined under his employment agreement, Mr. Pittinsky would have been entitled to a severance payment of $750,000. Following such termination, Mr. Pittinsky would be prohibited from soliciting or hiring our employees for a period of six months, soliciting our clients for 12 months and competing against us for six months. In the event of a change-in-control occurring on December 31, 2006, vesting of certain stock options held by Mr. Pittinsky would have accelerated resulting in a gain in the value of Mr. Pittinsky’s exercisable stock options of $252,093.

Michael Beach.  Upon a termination of his employment by us without cause or by Mr. Beach with good reason, as each term is defined under his employment agreement, Mr. Beach would have been entitled to a payment of approximately $260,000 representing one year annual salary and payment of 12 months’ COBRA premiums with an estimated cost to us of $15,600. Following such termination, Mr. Beach would be prohibited from soliciting or hiring our employees for a period of six months, soliciting our clients for 12 months and competing against us for six months. In the event of a change-in-control occurring on December 31, 2006, vesting of certain stock options held by Mr. Beach would have accelerated resulting in a gain in the value of Mr. Beach’s exercisable stock options of $238,290.

Matthew Small.  Upon a termination of his employment by us without cause or by Mr. Small with good reason, as each term is defined under his employment agreement, or upon non-renewal of his employment agreement, Mr. Small would have been entitled to a payment of approximately $240,000 representing one year annual salary and 12 months’ coverage under company benefit plans in which Mr. Small was entitled to participate at the time of his termination with an estimated cost to us of $16,900. In addition, Mr. Small would be entitled to payment of his earned but unpaid bonus which as of December 31, 2006 was $171,982. In the event of a change-in-control occurring on December 31, 2006, vesting of certain stock options held by Mr. Small would have accelerated resulting in a gain in the value of Mr. Small’s exercisable stock options of $180,403.

David Sample.  Upon a termination of his employment by us without cause as defined under his employment agreement or non-renewal of his employment agreement, Mr. Sample would have been entitled to a payment of approximately $225,000 representing one year annual salary and payment of six months’ COBRA premiums with an estimated cost to us of $7,800. Following such termination, Mr. Sample would be subject to non-solicitation obligations for 12 months and non-competition obligations for six months. In the event of a change-in-control occurring on December 31, 2006, vesting of stock options held by Mr. Sample would have accelerated resulting in a gain in the value of Mr. Sample’s exercisable stock options of $232,400.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about the securities authorized for issuance to our employees, directors and other eligible participants under our equity compensation plans, consisting of the 1998 Plan and the 2004 Plan.

Number of Securities
	to Be Issued	Weighted Average
	Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders	3,922,045	$18.76	2,051,582
Equity compensation plans not approved by security holders	—	—	—
Total	3,922,045	$18.76	2,051,582

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ruckus Network Inc.  Dr. Raduchel, who joined our Board of Directors in February 2005, was chief executive officer of Ruckus Network Inc., a digital entertainment network, from March 2004 to February 2006. Ruckus Network was a partner in our Blackboard Building Blocks™ program from 2004 to October 2006 and paid or has payable to Blackboard a total of $13,000 in Blackboard Building Blocks membership fees and conference sponsorship fees in 2006.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Blackboard is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. The Audit Committee charter adopted by the Board provides that the Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our CLO. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT NO. 2 TO THE AMENDED AND RESTATES
2004 STOCK INCENTIVE PLAN

We have two equity incentive plans, the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), and the 1998 Amended and Restated Stock Incentive Plan (the “1998 Plan”). When we adopted the 2004 Plan, the Board of Directors determined that no additional grants would be made under the 1998 Plan.

On March 8, 2007, our Board of Directors approved, subject to stockholder approval, Amendment No. 2 (the “Amendment”) to the 2004 Plan to increase the number of shares authorized for issuance under the plan from 4,600,000 to 5,800,000. The Amendment also reduces the maximum number of shares available for awards other than options and Gross-Counted SARs (as defined below) from 600,000 to 300,000.

The summary of the 2004 Plan, as amended by the Amendment (collectively, the “Amended 2004 Plan”), presented in this proxy statement is qualified in its entirety by the Amended 2004 Plan.

As of the Record Date, 4,653,584 shares were subject to options currently outstanding under the 2004 Plan and the 1998 Plan with an average exercise price of $22.27 and an average remaining term of 6.77 years. 1,031,017 shares of our common stock remained available for future grant under the Original 2004 Plan and no shares are available for grant under the 1998 Plan. As of the Record Date, we had 28,513,481 shares of common stock outstanding and the closing price of our common stock was $34.35 per share.

Description of the Amended 2004 Plan

The following is a brief summary of the Amended 2004 Plan.

Following the amendment, the number of shares of our common stock for which awards under the Amended 2004 Plan may be issued would be 5,800,000 shares, subject to adjustment for stock splits, combinations and similar events.

Types of Awards

The Amended 2004 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below (collectively, “Awards”).

Incentive Stock Options and Nonstatutory Stock Options.  Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted only at an exercise price that is equal to or greater than 100% of the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our capital stock). Options granted after March 1, 2005 may not have a term in excess of eight years. Subject to adjustments for stock splits, combinations and similar events or pursuant to stockholder approval, options may not be amended to reduce the exercise price per share thereof and we may not implement an option exchange program pursuant to which an option could be exchanged for a new option with a lower exercise price per share.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. The base price from which such appreciation is measured shall not be less than 100% of the fair market value on the date of grant. SARs may be granted independently or in tandem with an option. SARs granted after March 1, 2005 may not have a term in excess of eight years.

Restricted Stock Awards.  Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Restricted Stock Unit Awards.  Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time such shares vest pursuant to the terms and conditions established by the Board of Directors.

Other Stock-Based Awards.  Under the Amended 2004 Plan, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of Awards entitling recipients to receive shares of common stock to be delivered in the future.

Performance Conditions.  The Compensation Committee may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such Award will be based on one or more of the following measures: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total shareholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income (p) cash flow or (q) such other objective goals established by the Board of Directors. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by participant and may be different for different Awards; (ii) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Compensation Committee; and (iii) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

Transferability of Awards

Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted Awards under the Amended 2004 Plan. Under present law, however, incentive stock options may only be granted to our employees and the employees of our subsidiaries.

The maximum number of shares with respect to which Awards may be granted to any participant under the Amended 2004 Plan may not exceed 471,923 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single award.

Plan Benefits

As of the date of this proxy statement, no stock options or other awards had been granted, and no shares or other stock-based awards had been issued, under the Amended 2004 Plan on the basis of the share increase or other changes proposed to be effected by the amendment and restatement described in this proxy statement. Approximately 780 persons are currently eligible to receive Awards under the Amended 2004 Plan, including our 7 executive officers and 7 non-employee directors, except those who are not eligible due to local laws. The granting of Awards under the Amended 2004 Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

Administration

The Amended 2004 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended 2004 Plan and to interpret the provisions of the Amended 2004 Plan and administer the granting of Awards to eligible participants. Pursuant to the terms of the Amended 2004 Plan, the Board of Directors may delegate authority under the Amended 2004 Plan to one or more committees or subcommittees of the Board of Directors or to one or more of our executive officers. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the Amended 2004 Plan, including the granting of options to executive officers.

The Board of Directors is required to make appropriate adjustments in connection with the Amended 2004 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Amended 2004 Plan also contains provisions addressing the consequences of certain reorganization events such as a merger or consolidation of Blackboard, an exchange involving all of our common stock or our liquidation or dissolution. In such event, the Board may provide that (i) outstanding Awards be assumed by the acquiring or succeeding entity, (ii) all unexercised options become exercisable in full and will terminate immediately prior to the consummation of such reorganization event, (iii) outstanding Awards will become realizable or deliverable in whole or in part prior to or upon such reorganization event, (iv) cash payment be made to holders of Awards calculated in reference to the amount received per share of common stock by holders of our common stock in the reorganization event, (v) in connection with our liquidation or dissolution, Awards will convert into the right to receive liquidation proceeds or (vi) any combination of the foregoing.

Upon the occurrence of certain events involving a change-in-control, such as a merger or sale of substantially all of our assets, the acquisition by a person, entity or group of 25% or more of our outstanding stock or a change in a majority of the members of the Board of Directors, the vesting of Awards outstanding at such time shall be accelerated by 12 months.

If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such Award will again be available for grant under the Amended 2004 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. Upon exercise of a SAR, the Board of Directors may count such SAR against the common stock available for grant either (i) with respect to the total number of shares subject to such SAR (“Gross-Counted SARs”) or (ii) with respect only to the number of shares actually issued pursuant to such exercise (“Net-Counted SARs”), provided however that Net-Counted SARs will also be counted against the sub-limit set forth in the following sentence. The maximum number of shares with respect to which awards other than options and Gross-Counted SARs may be granted is 300,000.

Substitute Options

In connection with a merger or consolidation of an entity with us, or the acquisition by us of property or stock of an entity, the Board of Directors may grant options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute options may be granted on such terms, as the Board deems appropriate in the circumstances, notwithstanding any limitations on options contained in the Amended 2004 Plan. Substitute options will not count against the Amended 2004 Plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants

The Board of Directors or the Compensation Committee may modify Awards granted to participants who are foreign nationals or employed outside the U.S. or establish subplans or procedures under the Amended 2004 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No Award may be made under the Amended 2004 Plan after March 3, 2014 but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Amended 2004 Plan; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

If our stockholders do not approve the adoption of the Amendment, the 2004 Plan will remain in effect, and we will continue to grant Awards under the 2004 Plan, subject to the existing limit of 4,600,000 shares authorized for issuance under the 2004 Plan. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to Awards granted under the Amended 2004 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no Award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or any of our 50% or more-owned corporate subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the amount previously included in income plus any amount paid for the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the amount previously included in income plus any amount paid for the stock. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the amount previously included in income plus any amount paid for the stock. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the amount previously included in income plus any amount paid for the stock. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the amount previously included in income plus any amount paid for the stock. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based Award granted under the Amended 2004 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Required Vote and Board Recommendation

Approval of the Amendment requires the affirmative vote of a majority of the shares present and entitled to vote, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting. Should such approval not be obtained, the 2004 Plan will remain in effect and we will continue to grant equity awards under the 2004 Plan, subject to the existing limit of 4,600,000 shares authorized for issuance under the 2004 Plan.

The Board of Directors recommends a vote FOR the Amendment.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The following table sets forth approximate aggregate fees billed to us for fiscal years 2005 and 2006 by Ernst & Young LLP:

APPROXIMATE AGGREGATE FEES BILLED TO US
FOR FISCAL YEARS 2005 AND 2006 BY ERNST &YOUNG LLP

	2005	2006
	(In thousands)

Audit Fees(1):	$817.5	$1,058.4
Audit-Related Fees(2):	192.8	—
Tax Fees(3):	394.8	247.2
All Other Fees(4):	121.4	—

Total	$1,526.2	$1,305.6

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits or accounting consultations billed as audit services.

(2)	Audit-related fees consist of fees related to assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not included under Audit Fees.

(3)	Tax fees consisted of fees related to tax compliance, tax planning, tax advice and tax due diligence related to mergers and acquisitions.

(4)	All other fees consists of all other products and services provided by the independent registered public accountant that are not reflected in any of the previous three categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Policies and Practices (the “Audit Committee Policy”) to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services or may delegate to the chairman of the Audit Committee the authority to pre-approve such services. Also, services that are expected to be provided to us by the independent registered public accounting firm during the following 12 months may be pre-approved by the Audit Committee in advance, provided that a monetary limit is established with respect to each pre-approved service and the pre-approved services are specified in sufficient detail so that management will not be called upon to make a judgment as to whether a service fits within the pre-approved services. All of the audit-related, tax and all other services provided by Ernst & Young LLP to us in 2006 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Audit Committee Policy. All non-audit services provided in 2006 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Board Recommendation

Although stockholder approval of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year is not required by law, the Board of Directors and the Audit Committee believe that it is advisable to provide stockholders an opportunity to ratify this selection. Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented and entitled to vote, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and shares subject to broker non-votes on this matter will not be treated as being entitled to vote on this matter at the Annual Meeting. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the matter.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on our review of the copies of such filings received by us with respect to the fiscal year ended December 31, 2006, and written representations from certain of our directors and executive officers, we believe that all such reporting persons complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2006.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2008 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 21, 2007. Under our by-laws, stockholders who wish to make a proposal at the 2008 annual meeting, other than one that will be included in our proxy statement, must notify us between February 8, 2008 and March 9, 2008. If a stockholder who wishes to present a proposal fails to notify us by March 9, 2008 and such proposal is brought before the 2008 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2008 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Blackboard Inc., 1899 L Street NW, 11th Floor, Washington, D.C. 20036, Attention: Matthew H. Small, Corporate Secretary.

CODE OF ETHICS

We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at http://investor.blackboard.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us. In addition to soliciting stockholders by mail, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees, without additional compensation, may also be made of some stockholders in person or by mail, telephone or email following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies and we will bear all reasonable solicitation fees and expenses if we retain a proxy solicitation firm.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Blackboard Inc., 1899 L Street NW, 11th Floor, Washington, D.C. 20036. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

OTHER INFORMATION

The Report of the Compensation Committee and the Report of the Audit Committee set forth in this proxy statement and the stock performance graph set forth in our Annual Report on Form 10-K, shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

BLACKBOARD INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Michael J. Beach and Matthew H. Small as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Blackboard Inc. held of record by the undersigned on April 16, 2007, at the Annual Meeting of Stockholders to be held at the Westin Grand Hotel, 2350 M Street, NW, Washington, District of Columbia 20037, on June 7, 2007 at 11:00 a.m., or any adjournment or postponement thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Corporate Secretary of Blackboard Inc. or shall vote in person at the meeting.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
BLACKBOARD INC.
JUNE 7, 2007
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
COMPANY NUMBER
ACCOUNT NUMBER
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF DIRECTORS
AND
“FOR” PROPOSALS 2 AND 3.
[Detach along perforated line.]

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

New Address:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
	☐	New Address

1.	Election of Directors:
	NOMINEES:	☐	FOR ALL NOMINEES: Frank Gatti; Matthew Pittinsky; Beth Kaplan
		☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
		☐	FOR ALL EXCEPT: (See instructions below.)
O Frank Gatti
O Matthew Pittinsky
O Beth Kaplan
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

		FOR	AGAINST	ABSTAIN

2.	To approve Amendment No. 2 to the Amended and Restated 2004 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan from 4,600,000 to 5,800,000 and make other specified changes.	☐	☐	☐

3.	To ratify the selection of the Company’s independent registered public accounting firm.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐
This proxy is solicited on behalf of the Board of Directors of Blackboard Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the directors and “FOR” proposals 2 and 3.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.